U.S. Gold Corp. Issues Letter to Shareholders Outlining Recent and Expected Milestones

ELKO, NV, May 10, 2019 – U.S. Gold Corp. (NASDAQ: USAU) today announced that it has issued a letter to its shareholders outlining the Company’s recent and expected milestones, as it continues to advance its Copper King and Keystone assets. As U.S. Gold Corp. lays the groundwork for future success, highlights of the Company’s recent initiatives include:

Key Achievements:

- Regained full compliance with NASDAQ listing requirements, as USAU share price has traded above the $1.00 mark for the required time period

- Recently appointed The Honorable Ryan K. Zinke to the Board of Directors

- Competed district-wide geochemical surveys on the Keystone project

- Engaged Datamine for a new Copper King exploration model

- Completed a Fall 2018 Keystone targeted drill program

- Sponsored and published an exhaustive academic study on Keystone

- Received approval of the Keystone Environmental Assessment and Plan of Operations

U.S. Gold Corp. Chairman, President and CEO Edward Karr stated, “We at U.S. Gold Corp. are extremely optimistic about the Company’s prospects. We know it has been a challenging time for many investors in the junior exploration sector, including our shareholders, but U.S. Gold Corp. believes in gold as a long-term asset and investment. The potential rewards of gold exploration can be substantial if a discovery is found, and our entire highly experienced team is working diligently to achieve exploration success.”

To read the Letter to Shareholders in full, please visit: www.usgoldcorp.gold/May2019Shareholderletter

About U.S. Gold Corp.

U.S. Gold Corp. is a publicly traded U.S.-focused gold exploration company. U.S. Gold Corp. has a portfolio of exploration properties. Copper King is located in Southeast Wyoming and has a Preliminary Economic Assessment (PEA) technical report, which was completed by Mine Development Associates. Keystone is an exploration property on the Cortez Trend in Nevada. For more information about U.S. Gold Corp., please visit www.usgoldcorp.gold.

Safe Harbor

Forward-looking statements in this press release and all other statements that are not historical facts are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks arising from: changes in the price of gold and mining industry cost inputs, environmental and regulatory risks, risks faced by junior companies generally engaged in exploration activities, and other factors described in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov. We make no representation or warranty that the information contained herein is complete and accurate, and we have no duty to correct or update any information contained herein.

For additional information, please contact:

U.S. Gold Corp. Investor Relations:

+1 800 557 4550

ir@usgoldcorp.gold

www.usgoldcorp.gold